Exhibit No. (10)u
October 9, 2012

Michael Hsu

Dear Mike:

This letter confirms our offer for you to work for Kimberly-Clark Corporation. Your initial assignment will be President, North America Consumer Products and you will report to me. This position is based in Neenah, Wisconsin. Your start date with Kimberly-Clark will be November 12, 2012. The Kimberly-Clark Board of Directors is expected to officially elect you to your executive officer position at their November 14-15, 2012 meeting.

Base Salary

Your starting salary for this position will be $650,000 per year.

Annual Incentive

You will be eligible to participate in Kimberly-Clark's annual incentive plan for management. Your target bonus under that plan will be 85% of your base salary. Your bonus payment will be subject to the terms of the Executive Officer Achievement Award Program. For 2012, you will be eligible for a pro-rated payment based on your hire date and actual performance as determined for your position.

Long-Term Incentives

You will also be eligible to participate in the long-term incentive plan for management. The 2012 target long-term incentive award for your level was $1,500,000. You will be eligible for an award consistent with your level and performance. Our mix of equity is currently 25% in stock options and 75% in performance based restricted share units (“PRSUs”). The next regularly scheduled annual equity grant is currently planned for February 2013 for PRSUs and May 2013 for stock options. The amount, type and mix of long-term incentive instruments used for the annual long-term incentive grants are subject to change.

Total Compensation

Your total annual compensation target is $2,702,500. This amount is comprised of your base salary ($650,000), annual incentive target amount ($552,500) and long-term incentive target amount ($1,500,000). As noted above, your total compensation may be higher or lower than the target amount based on company, team and individual performance and the resulting payouts for the annual and long-term incentive awards.

Signing Bonus

On November 15, 2012, you will be granted $500,000 of economic value in the form of time-vested Restricted Stock Units (“RSUs”). The RSUs, together with accumulated dividends, will vest 100% on November 15, 2015. As a condition of receiving this grant, you will be required to sign a Noncompetition and Confidentiality Agreement, a copy of which is attached for your review.

Additionally, you will receive a signing bonus of $100,000, subject to applicable withholding taxes, to be paid within 60 days of employment. Should you terminate your employment prior to your first anniversary of employment, you will be required to repay, to Kimberly-Clark Corporation (K-C), a pro-rata portion of this signing bonus based on the number of months you were employed by K-C.

Benefits and Vacation

As an employee of Kimberly-Clark, you will be eligible for a benefits program that includes medical, dental, life and accident insurance coverage, along with an incentive investment plan, paid vacation/holidays and various other benefits. You will be provided information explaining the terms and conditions of these benefit plans.

You will be extended an executive severance agreement pursuant to the Company's Executive Severance Plan subject to approval by the Management Development and Compensation Committee of the Board. This plan provides certain benefits to you upon a change in control and subsequent loss of your employment. A summary of the key benefits is enclosed.

You will receive four weeks of vacation beginning in 2013 and subsequent years until you are eligible for any additional vacation according to the Kimberly-Clark vacation policy.  Unused vacation based on exception will be forfeited at the end of the year and not paid out in cash.

During Kimberly-Clark's annual benefits enrollment in the fall, you will have the option to purchase up to one additional week of vacation for the following calendar year (2014).  This option is not available during your initial enrollment at the start of your employment.  Purchased vacation is forfeited if not used.

Relocation

Kimberly-Clark will relocate you to Neenah, WI under the terms of Kimberly-Clark's Relocation Program for U.S. Salaried Exempt Employees (“Relocation Policy”). A copy of this policy is enclosed.

Kimberly-Clark's relocation services are administered by Weichert Relocation Resources, Inc. (WRRI).  A WRRI representative will contact you following your acceptance of this employment offer.  Please do not initiate any relocation activities until you have spoken to a WRRI representative.

Stock Ownership Guidelines

Kimberly-Clark has stock ownership guidelines requiring your position to maintain ownership in Kimberly-Clark stock equal to three times your base salary. You are permitted five years to reach this requirement. For purposes of determining your ownership, time-vested restricted stock and any shares owned outright are counted. If, at the end of the five years, you are not in compliance with guidelines, your situation will be reviewed by the CEO. Non-compliance can result in payment of your annual bonus in time-vested restricted stock units or a decreased long-term incentive grant.

Conditions of this Offer

This offer is subject to the completion of the Pre-placement Health History Form, to ensure that you are physically capable of carrying out the essential duties of your position. If you choose to make us aware that you have a disability under the Americans with Disabilities Act, we would evaluate whether that disability could reasonably be accommodated in regard to those essential job functions.

This offer is also subject to verification that you have the legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. The Government Form I-9 must be completed within three days of your start date. In addition, you will be required to present certain documentation as part of the required verification process.

Kimberly-Clark takes great steps to protect from disclosure its confidential and trade secret information. In accordance with our policies, we expect that as an employee, you will protect any confidential or trade secret information you learn during your employment. In particular, this protection will require that you sign the Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement ("Agreement") as a condition of your employment. The Agreement is required of all new hires at Kimberly-Clark.

Because your position may involve access to confidential business information, Kimberly-Clark will perform a pre-placement background investigation. Our offer of employment is contingent upon the results of this background investigation. United States Public Law 104-208 requires we advise you "that an investigative consumer report including information as to...character, general reputation, personal characteristics, and mode of living" may be made. Upon written request, additional information as to the nature and scope of the report will be provided.

Kimberly-Clark is a drug-free work environment. As a result, an additional condition of this offer is that you must pass a pre-employment urine drug screening. This drug screening must be completed within five days of acceptance.

Because your prior position(s) may have involved access to confidential business information, this offer is contingent on your ability to satisfy any post-employment restrictions you may have with your prior employer(s) so that you are not hindered in the performance of the duties of your position by any non-competition or confidentiality agreement.

The employment relationship can be ended by you or Kimberly-Clark for any reason upon appropriate notice.

Mike, we look forward to your acceptance of this offer. If you have any questions or need additional information, please let me know.

Sincerely,

/s/ Thomas J. Falk
Thomas J. Falk

Copies:    L. Gottung
S. Boston
W. Wada

ACCEPTANCE:

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to Donna Buchheit in the envelope provided. The other copy is for your records.

/s/ Michael Hsu October 10, 2012
Signature / Date
Chief Executive Officer

3